MDU RESOURCES GROUP, INC.
LONG-TERM PERFORMANCE-BASED INCENTIVE PLAN

SPECIAL ANNUAL INCENTIVE AWARD AGREEMENT

February 12, 2015

Dave Barney
4908 Harbor Trail SE
Mandan, ND 58554

In accordance with the terms of the MDU Resources Group, Inc. Long-Term Performance-Based Incentive Plan (the “Plan”), pursuant to action of the Compensation Committee of the Board of Directors of MDU Resources Group, Inc. (the “Committee”), MDU Resources Group, Inc. (the “Company”) hereby grants to you (the “Participant”) an opportunity to receive a special annual incentive award for calendar year 2015 (the “Award”), subject to the terms and conditions set forth in this Award Agreement (including Annexes A and B hereto and all documents incorporated herein by reference), as set forth below:

Award:	$150,000
Performance Goal:	Described in Annex B
Performance Period:	January 1, 2015 through December 31, 2015 (the "Performance Period")
THE AWARD IS SUBJECT TO FORFEITURE AS PROVIDED HEREIN. THIS AWARD AND AMOUNTS RECEIVED IN CONNECTION WITH THIS AWARD ARE ALSO SUBJECT TO FORFEITURE, RECAPTURE OR OTHER ACTION IN THE EVENT OF AN ACCOUNTING RESTATEMENT, AS PROVIDED IN THE PLAN.

Further terms and conditions of the Award are set forth in Annexes A and B hereto, which are integral parts of this Award Agreement.

All terms, provisions and conditions applicable to the Award set forth in the Plan and not set forth in this Award Agreement are hereby incorporated herein by reference. To the extent any provision hereof is inconsistent with a provision of the Plan, the provisions of the Plan will govern. The Participant hereby acknowledges receipt of a copy of this Award Agreement, including Annexes A and B hereto, and a copy of the Plan and agrees to be bound by all the terms and provisions hereof and thereof.

MDU RESOURCES GROUP, INC.

By:	/s/ Thomas Everist
Thomas Everist
Chairman of the
Compensation Committee

Agreed:

/s/ David C. Barney

Participant

Attachments:	Annex A
Annex B

ANNEX A

TO

MDU RESOURCES GROUP, INC.
LONG-TERM PERFORMANCE-BASED INCENTIVE PLAN

SPECIAL ANNUAL INCENTIVE AWARD AGREEMENT

It is understood and agreed that the Award evidenced by the Award Agreement to which this is annexed is subject to the following additional terms and conditions.

1.Nature of Award. The Award represents the opportunity to receive an annual incentive award if the Performance Goal is achieved during the Performance Period.

2.Determination of Annual Incentive Award Earned. If the Performance Goal set forth in Annex B is met, the Award shall be earned. If the Performance Goal is not met, the Award shall be forfeited.

3.Payment. Payment of any annual incentive award earned pursuant to this Agreement shall be made in cash in a lump sum. Unless the Participant has elected to defer receipt of the annual incentive award in accordance with an applicable deferral arrangement, payment will be made as soon as practicable (but not later than the next March 10th) following the Committee's certification of the achievement of the Performance Goal and determination of the Participant's annual incentive payment pursuant to Section 2 hereof.

4.Termination of Employment. Notwithstanding anything contained herein to the contrary, except as the Committee may otherwise determine, in order to be eligible to receive an annual incentive award under this Award Agreement, the Participant must remain in the employ of the Company through the Performance Period.

5.Discretion

(a) No Positive Discretion. Unless otherwise determined and established in writing by the Committee within 90 days of the beginning of the Performance Period, no adjustment shall be made to the Performance Goal if the adjustment would increase the annual incentive award payment.

(b) Negative Discretion. The Committee may use negative discretion and adjust any annual incentive award payment downward, using any subjective or objective measures as it shall determine. The application of any reduction, and the methodology used in determining any such reduction, is in the sole discretion of the Committee.

6.Tax Withholding. The Committee shall have the power and the right to deduct or withhold, or require the Participant to remit to the Company, an amount sufficient to satisfy any Federal, state and local taxes (including the Participant's FICA obligations) required by law to be withheld with respect to the Award.

7.Ratification of Actions. By accepting the Award or other benefit under the Plan, the Participant and each person claiming under or through him or her shall be conclusively deemed to have indicated the Participant’s acceptance and ratification of, and consent to, any action taken under the Plan or the Award by the Company, its Board of Directors, or the Committee.

8.Notices. Any notice hereunder to the Company shall be addressed to its office, 1200 West Century Avenue, P.O. Box 5650, Bismarck, North Dakota 58506; Attention: Corporate Secretary, and any notice hereunder to the Participant shall be addressed to him or her at the address specified on the Award Agreement, subject to the right of either party to designate at any time hereafter in writing some other address.

9.Definitions. Capitalized terms not otherwise defined herein or in the Award Agreement shall have the meanings given them in the Plan.

10.Governing Law and Severability. To the extent not preempted by Federal law, the Award Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of law provisions. In the event any provision of the Award Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Award Agreement, and the Award Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

11.No Rights to Continued Employment. This Award Agreement is not a contract of employment. Nothing in the Plan or in this Award Agreement shall interfere with or limit in any way the right of the Company or any Subsidiary to terminate the Participant's employment at any time, for any reason or no reason, or confer upon the Participant the right to continue in the employ of the Company or a Subsidiary.

ANNEX B

TO

MDU RESOURCES GROUP, INC.
LONG-TERM PERFORMANCE-BASED INCENTIVE PLAN

SPECIAL ANNUAL INCENTIVE AWARD AGREEMENT

The Performance Goal is Knife River Corporation cash flow from operations for calendar year 2015 of $109.2 million or more, as presented on the Statement of Cash Flows, excluding the effect of acquisitions and dispositions approved by the Company Board of Directors.

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